EXHIBIT 99.1

Thursday, July 24, 2025

Contact:	Jason Long, CFO and Secretary
(804) 843-2360

C&F Financial Corporation

Announces Net Income for Second Quarter and First Six Months

Toano, Va., July 24, 2025—C&F Financial Corporation (the Corporation) (NASDAQ: CFFI), the holding company for C&F Bank, today reported consolidated net income of $7.8 million for the second quarter of 2025, an increase of 54.3 percent compared to $5.0 million for the second quarter of 2024. The Corporation reported consolidated net income of $13.2 million for the first six months of 2025, an increase of 55.4 percent compared to $8.5 million for the first six months of 2024. The following table presents selected financial performance highlights for the periods indicated:

	For The Quarter Ended		For the Six Months Ended
Consolidated Financial Highlights (unaudited)	6/30/2025	6/30/2024	6/30/2025	6/30/2024
Consolidated net income (000's)	$7,767	$5,034	$13,162	$8,469

Earnings per share - basic and diluted	$2.37	$1.50	$4.03	$2.50

Annualized return on average assets	1.18%	0.82%	1.01%	0.69%
Annualized return on average equity	13.06%	9.31%	11.23%	7.82%
Annualized return on average tangible common equity[1]	14.70%	10.72%	12.72%	9.01%

________________________

1 For more information about these non-GAAP financial measures, which are not calculated in accordance with generally accepted accounting principles (GAAP), please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

“We are very pleased with our strong second-quarter earnings,” said Tom Cherry, President and Chief Executive Officer of C&F Financial Corporation. “Our community banking segment delivered impressive loan and deposit growth, while our mortgage banking segment saw increased loan originations. Despite continued competition for auto loans, we are encouraged by the progress of our operational efficiency initiatives and ongoing technology investments at the consumer finance segment.

Looking ahead, we’re optimistic about the second half of the year. In addition to the continued organic loan and deposit growth we expect at the community banking segment, we are excited about our recent expansion into Southwest Virginia. This strategic move extends our presence into key markets—including Roanoke, Lynchburg, Danville, Martinsville and Blacksburg—and reinforces our position as a leading community bank serving the Commonwealth of Virginia.”

Key highlights for the second quarter and first six months of 2025 are as follows.

●	Community banking segment loans grew $76.7 million, or 10.6 percent annualized, and $143.4 million, or 10.3 percent, compared to December 31, 2024 and June 30, 2024, respectively;
●	Consumer finance segment loans decreased $5.4 million, or 2.3 percent annualized, and $17.0 million, or 3.5 percent, compared to December 31, 2024 and June 30, 2024, respectively;
●	Deposits increased $85.5 million, or 7.9 percent annualized, and $150.3 million, or 7.1 percent, compared to December 31, 2024 and June 30, 2024, respectively;
●	Consolidated annualized net interest margin was 4.27 percent for the second quarter of 2025 compared to 4.12 percent for the second quarter of 2024 and 4.16 percent in the first quarter of 2025;

●	The community banking segment recorded a net reversal of provision for credit losses of $300,000 and a provision for credit losses of $450,000 for the second quarters of 2025 and 2024, respectively, and recorded a net reversal of provision for credit losses of $200,000 and a provision for credit losses of $950,000 for the first six months of 2025 and 2024, respectively;
●	The consumer finance segment recorded provision for credit losses of $2.4 million and $2.1 million for the second quarters of 2025 and 2024, respectively, and recorded provision for credit losses of $5.3 million and $5.1 million for the first six months of 2025 and 2024, respectively;
●	The consumer finance segment experienced net charge-offs at an annualized rate of 2.42 percent of average total loans for the first six months of 2025, compared to 2.21 percent for the first six months of 2024 and an annualized rate of 2.19 percent for the second quarter of 2025 compared to 2.64 percent for the first quarter of 2025;
●	Mortgage banking segment loan originations increased $67.5 million, or 46.2 percent, to $213.5 million for the second quarter of 2025 compared to the second quarter of 2024 and increased $99.8 million, or 87.7 percent compared to the first quarter of 2025; and
●	The Corporation issued new subordinated notes with aggregate principal of $40.0 million on June 6, 2025. Concurrently, the Corporation repurchased previously issued subordinated notes with aggregate principal of $20.0 million.

Community Banking Segment.  The community banking segment reported net income of $7.1 million and $12.6 million for the second quarter and first six months of 2025, respectively, compared to $4.6 million and $8.6 million for the same periods of 2024, due primarily to:

●	higher interest income resulting from higher average balances of loans and the effects of higher average interest rates on asset yields; and
●	lower provision for credit losses due primarily to the resolution of a nonperforming commercial real estate loan that had carried a specific reserve, partially offset by provision related to loan growth;

partially offset by:

●	higher interest expense due primarily to higher average balances of interest-bearing deposits, partially offset by lower average rates on deposits; and
●	higher marketing and advertising expenses related to the Corporation’s strategic marketing initiative, which began in the second half of 2024.

Average loans increased $139.6 million, or 10.3 percent, for the second quarter of 2025 and increased $152.5 million, or 11.5 percent, for the first six months of 2025, compared to the same periods in 2024, due primarily to growth in the construction, construction real estate and land acquisition and development segments of the loan portfolio. Average deposits increased $156.9 million, or 7.6 percent, for the second quarter of 2025 and increased $144.4 million, or 7.0 percent, for the first six months of 2025, compared to the same periods in 2024, due primarily to higher balances of time deposits, noninterest-bearing demand deposits and saving and money market deposit accounts.

Average interest-earning asset yields were higher for the second quarter and first six months of 2025, compared to the same periods of 2024, due primarily to a shift in the mix of the loan portfolio towards higher-yielding loans, renewals of fixed rate loans originated during periods of lower interest rates and purchases of securities available for sale in the overall higher interest rate environment. Average costs of interest-bearing deposits were lower for the second quarter of 2025, compared to the second quarter of 2024 due primarily to decreases in interest rates paid on time deposits.  Average costs of interest-bearing deposits were higher for the first six months of 2025, compared to the first six months of 2024, due primarily to the continued effects of a shift in the mix of deposits to higher cost time deposits, partially offset by decreases in interest rates paid on time deposits.

The community banking segment’s nonaccrual loans were $1.1 million at June 30, 2025 compared to $333,000 at December 31, 2024. The increase in nonaccrual loans compared to December 31, 2024 is due primarily to the downgrade of one residential mortgage relationship in the first quarter of 2025. The community banking segment recorded net reversals of provision for credit losses of $300,000 and $200,000 for the second quarter and first six months of 2025, compared to provision for credit losses of $450,000 and $950,000 for the same periods of 2024. At June 30, 2025, the allowance for credit losses decreased to $17.2 million, compared to $17.4 million at December 31, 2024. The allowance for credit losses as a percentage of total loans decreased to 1.12 percent at June 30, 2025 from 1.20 percent at December 31, 2024. These decreases are due primarily to the resolution of a nonperforming commercial real estate loan that had carried a specific reserve and growth in loans with shorter expected lives, which resulted in lower estimated losses over the life of the loan, partially offset by growth in the loan portfolio and changes in the forecast of key credit loss model assumptions. Management believes that the level of the allowance for credit losses is adequate to reflect the net amount expected to be collected.

Mortgage Banking Segment.  The mortgage banking segment reported net income of $985,000 and $1.4 million for the second quarter and first six months of 2025, respectively, compared to $376,000 and $670,000 for the same periods of 2024, due primarily to:

●	higher gains on sales of loans and higher mortgage banking fee income due to higher volume of mortgage loan originations; and
●	higher mortgage lender services fee income;

partially offset by:

●	higher variable expenses tied to mortgage loan origination volume such as commissions and bonuses, reported in salaries and employee benefits; and
●	lower reversal of provision for indemnifications.

Despite the sustained elevated level of mortgage interest rates, higher home prices and low levels of inventory, mortgage banking segment loan originations increased 46.2 percent and 36.2 percent for the second quarter and first six months of 2025, respectively, compared to the same periods of 2024. Mortgage loan originations for the mortgage banking segment were $213.5 million for the second quarter of 2025, comprised of $197.2 million home purchases and $16.3 million refinancings, compared to $146.0 million, comprised of $134.3 million home purchases and $11.7 million refinancings, for the same period in 2024. Mortgage loan originations for the mortgage banking segment were $327.3 million for the first six months of 2025, comprised of $298.9 million home purchases and $28.4 million refinancings, compared to $240.4 million, comprised of $221.1 million home purchases and $19.3 million refinancings, for the same period in 2024. Mortgage loan originations in the second quarter of 2025 increased $99.8 million compared to the first quarter of 2025 due in part to normal industry seasonal fluctuations. Mortgage loan segment originations include originations of loans sold to the community banking segment, at prices similar to those paid by third-party investors. These transactions are eliminated to reach consolidated totals.

During the second quarter and first six months of 2025, the mortgage banking segment recorded a reversal of provision for indemnification losses of $35,000 and $60,000, respectively, compared to a reversal of provision for indemnification losses of $135,000 and $275,000 in the same periods of 2024. The allowance for indemnifications was $1.29 million and $1.35 million at June 30, 2025 and December 31, 2024, respectively. The release of indemnification reserves in 2025 and 2024 was due primarily to lower volume of mortgage loan originations in recent years, improvement in the mortgage banking segment’s assessment of borrower payment performance and other factors affecting expected losses on mortgage loans sold in the secondary market, such as time since origination. The releases in 2025 decreased compared to the same periods in 2024 due primarily to the increased mortgage loan originations in 2025 compared to 2024. Management believes that the indemnification reserve is sufficient to absorb losses related to loans that have been sold in the secondary market.

Consumer Finance Segment.  The consumer finance segment reported net income of $539,000 and $765,000 for the second quarter and first six months of 2025, compared to $894,000 and $831,000 for the same periods in 2024, due primarily to:

●	higher provision for credit losses due primarily to higher net charge-offs; and
●	lower interest income resulting from lower average balances of loans, partially offset by higher loan yields;

partially offset by:

●	lower interest expense allocation on borrowings from the community banking segment as a result of lower average balances of borrowings; and
●	lower salaries and employee benefits expense due to an effort to reduce overhead costs.

Average loans decreased $14.1 million, or 2.9 percent, for the second quarter of 2025 and decreased $11.2 million, or 2.4 percent, for the first six months of 2025, respectively, compared to the same periods in 2024. The consumer finance segment experienced net charge-offs at an annualized rate of 2.42 percent of average total loans for the first six months of 2025, compared to 2.21 percent for the first six months of 2024, due primarily to an increase in delinquent loans, repossessions and the average amount charged-off when a loan was uncollectable. At June 30, 2025, total delinquent loans as a percentage of total loans was 3.81 percent, compared to 3.90 percent at December 31, 2024, and 3.51 percent at June 30, 2024.

The consumer finance segment, at times, offers payment deferrals as a portfolio management technique to achieve higher ultimate cash collections on select loan accounts. A significant reliance on deferrals as a means of managing collections may result in a lengthening of the loss confirmation period, which would increase expectations of credit losses inherent in the portfolio. Average amounts of payment deferrals of automobile loans on a monthly basis, which are not included in delinquent loans, were 1.73 percent and 1.74 percent of average automobile loans outstanding during the second quarter and first six months of 2025, respectively, compared to 1.58 percent and 1.60 percent during the same periods during 2024. The allowance for credit losses was $22.4 million at June 30, 2025 and $22.7 million at December 31, 2024. The allowance for credit losses as a percentage of total loans was 4.85 percent at June 30, 2025 compared to 4.86 percent at December 31, 2024. Management believes that the level of the allowance for credit losses is adequate to reflect the net amount expected to be collected. If loan performance deteriorates resulting in further elevated delinquencies or net charge-offs, the provision for credit losses may increase in future periods.

Liquidity. The objective of the Corporation’s liquidity management is to ensure the continuous availability of funds to satisfy the credit needs of our customers and the demands of our depositors, creditors and investors. Uninsured deposits represent an estimate of amounts above the Federal Deposit Insurance Corporation (FDIC) insurance coverage limit of $250,000. As of June 30, 2025, the Corporation’s uninsured deposits were approximately $677.7 million, or 30.0 percent of total deposits. Excluding intercompany cash holdings and municipal deposits, which are secured with pledged securities, amounts uninsured were approximately $536.1 million, or 23.8 percent of total deposits as of June 30, 2025. The Corporation’s liquid assets, which include cash and due from banks, interest-bearing deposits at other banks and nonpledged securities available for sale, were $373.7 million and borrowing availability was $576.4 million as of June 30, 2025, which in total exceed uninsured deposits, excluding intercompany cash holdings and secured municipal deposits, by $414.0 million as of June 30, 2025.

In addition to deposits, the Corporation utilizes short-term and long-term borrowings as sources of funds. Short-term borrowings from the Federal Reserve Bank and the Federal Home Loan Bank of Atlanta (FHLB) may be used to fund the Corporation’s day-to-day operations. Short-term borrowings also include securities sold under agreements to repurchase.  Total borrowings increased to $146.1 million at June 30, 2025 from $122.6 million at December 31, 2024 due primarily to an increase in the Corporation’s subordinated debt, increased borrowings from the FHLB and fluctuations in balances of repurchase agreements with commercial deposit customers.

Additional sources of liquidity available to the Corporation include cash flows from operations, loan payments and payoffs, deposit growth, maturities, calls and sales of securities, the issuance of brokered certificates of deposit and the capacity to borrow additional funds.

Capital and Dividends.  During the second quarter of 2025, the Corporation declared a quarterly cash dividend of 46 cents per share. This dividend, which was paid to shareholders on July 1, 2025, represents a payout ratio of 19.4 percent of earnings per share for the second quarter of 2025. The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital levels and requirements, and expected future earnings.

Total consolidated equity increased $13.9 million at June 30, 2025, compared to December 31, 2024, due primarily to net income and lower unrealized losses in the market value of securities available for sale, which are recognized as a component of other comprehensive income, partially offset by dividends paid on the Corporation’s common stock. The Corporation’s securities available for sale are fixed income debt securities and their unrealized loss position is a result of increased market interest rates since they were purchased. The Corporation expects to recover its investments in debt securities through scheduled payments of principal and interest. Unrealized losses are not expected to affect the earnings or regulatory capital of the Corporation or C&F Bank. The accumulated other comprehensive loss related to the Corporation’s securities available for sale, net of deferred income taxes, decreased to $19.9 million at June 30, 2025 compared to $23.7 million at December 31, 2024 due primarily to fluctuations in debt security market interest rates and a decrease in the balance of securities available for sale in an unrealized loss position as a result of maturities, calls and paydowns.

As of June 30, 2025, the most recent notification from the FDIC categorized C&F Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized under regulations applicable at June 30, 2025, C&F Bank was required to maintain minimum total risk-based, Tier 1 risk-based, CET1 risk-based and Tier 1 leverage ratios. In addition to the regulatory risk-based capital requirements, C&F Bank must maintain a capital conservation buffer of additional capital of 2.5 percent of risk-weighted assets as required by the Basel III capital rules.  The Corporation and C&F Bank exceeded these ratios at June 30, 2025. For additional information, see “Capital Ratios” below.  The above mentioned ratios are not impacted by unrealized losses on securities available for sale. In the event that all of these unrealized losses become realized into earnings, the Corporation and C&F Bank would both continue to exceed minimum capital requirements, including the capital conservation buffer, and be considered well capitalized.

The Corporation has a share repurchase program that was authorized by the Board of Directors to repurchase up to $5.0 million of the Corporation’s common stock, effective January 1, 2025 through December 31, 2025 (the 2025 Repurchase Program). During the second quarter of 2025, the Corporation did not make any repurchases of its common stock under the 2025 Repurchase Program.

About C&F Financial Corporation.  The Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $69.18 per share on July 23, 2025.  At June 30, 2025, the book value per share of the Corporation was $74.21 and the tangible book value per share was $66.12.  For more information about the Corporation’s tangible book value per share, which is not calculated in accordance with GAAP, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

C&F Bank operates 31 banking offices and five commercial loan offices located throughout Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia and the surrounding states. C&F Finance Company provides automobile, marine and recreational vehicle loans through indirect lending programs offered primarily in the Mid-Atlantic, Midwest and Southern United States from its headquarters in Henrico, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission (SEC), are available on the Corporation’s website at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These may include adjusted net income, adjusted earnings per share, adjusted return on average equity, adjusted return on average assets, return on average tangible common equity (ROTCE), adjusted ROTCE, tangible book value per share, price to tangible book value ratio, and the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE. Interest on tax-exempt loans and securities is presented on a taxable-equivalent basis (which converts the income on loans and investments for which no income taxes are paid to the equivalent yield as if income taxes were paid) using the federal corporate income tax rate of 21 percent that was applicable for all periods presented.

Management believes that the use of these non-GAAP measures provides meaningful information about operating performance by enhancing comparability with other financial periods, other financial institutions, and between different sources of interest income. The non-GAAP measures used by management enhance comparability by excluding the effects of balances of intangible assets, including goodwill, that vary significantly between institutions, and tax benefits that are not consistent across different opportunities for investment. These non-GAAP financial measures should not be considered an alternative to, or more important than, GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the

Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.  This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management, and reflect management’s current views with respect to certain events that could have an impact on the Corporation’s future financial performance.  These statements, including without limitation statements made in Mr. Cherry’s quote and statements regarding future interest rates and conditions in the Corporation’s industries and markets, relate to expectations concerning matters that are not historical fact, may express “belief,” “intention,” “expectation,” “potential” and similar expressions, and may use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “might,” “will,” “intend,” “target,” “should,” “could,” or similar expressions. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements regarding expected future operations and financial performance, expected trends in yields on loans, expected future recovery of investments in debt securities, future dividend payments, deposit trends, charge-offs and delinquencies, changes in cost of funds and net interest margin and items affecting net interest margin, strategic business initiatives and the anticipated effects thereof, changes in interest rates and the effects thereof on net interest income, mortgage loan originations, expectations regarding C&F Bank’s regulatory risk-based capital requirement levels, technology initiatives, our diversified business strategy, asset quality, credit quality, adequacy of allowances for credit losses and the level of future charge-offs, market interest rates and housing inventory and resulting effects in mortgage loan origination volume, sources of liquidity, adequacy of the reserve for indemnification losses related to loans sold in the secondary market, the effect of future market and industry trends, the effects of future interest rate fluctuations, cybersecurity risks, and inflation. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in:

●	interest rates, such as volatility in short-term interest rates or yields on U.S. Treasury bonds, fluctuations in interest rates following actions by the Federal Reserve and increases or volatility in mortgage interest rates
●	general business conditions, as well as conditions within the financial markets
●	general economic conditions, including unemployment levels, inflation rates, supply chain disruptions and slowdowns in economic growth
●	general market conditions, including disruptions due to pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises, changes in trade policy and the implementation of tariffs, war and other military conflicts or other major events, or the prospect of these events
●	average loan and securities yields and average costs of interest-bearing deposits and borrowings
●	financial services industry conditions, including bank failures or concerns involving liquidity
●	labor market conditions, including attracting, hiring, training, motivating and retaining qualified employees
●	the legislative and regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (the CFPB) and the regulatory and enforcement activities of the CFPB
●	monetary and fiscal policies of the U.S. Government, including policies of the FDIC, U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System, and the effect of these policies on interest rates and business in our markets
●	demand for financial services in the Corporation’s market areas
●	the value of securities held in the Corporation’s investment portfolios
●	the quality or composition of the loan portfolios and the value of the collateral securing those loans
●	the inventory level, demand and fluctuations in the pricing of used automobiles, including sales prices of repossessed vehicles
●	the level of automobile loan delinquencies or defaults and our ability to repossess automobiles securing delinquent automobile finance installment contracts
●	the level of net charge-offs on loans and the adequacy of our allowance for credit losses
●	the level of indemnification losses related to mortgage loans sold
●	demand for loan products
●	deposit flows

●	the strength of the Corporation’s counterparties
●	the availability of lines of credit from the FHLB and other counterparties
●	the soundness of other financial institutions and any indirect exposure related to the closing of other financial institutions and their impact on the broader market through other customers, suppliers and partners, or that the conditions which resulted in the liquidity concerns experienced by closed financial institutions may also adversely impact, directly or indirectly, other financial institutions and market participants with which the Corporation has commercial or deposit relationships
●	competition from both banks and non-banks, including competition in the automobile finance and marine and recreational vehicle finance markets
●	services provided by, or the level of the Corporation’s reliance upon third parties for key services
●	the commercial and residential real estate markets, including changes in property values
●	the demand for residential mortgages and conditions in the secondary residential mortgage loan markets
●	the Corporation’s technology initiatives and other strategic initiatives
●	the Corporation’s branch expansion, relocation and consolidation plans
●	cyber threats, attacks or events
●	C&F Bank’s product offerings
●	accounting principles, policies and guidelines, and elections made by the Corporation thereunder.

These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2024 and other reports filed with the SEC. The Corporation undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

C&F Financial Corporation

Selected Financial Information

(dollars in thousands, except for per share data)

(unaudited)

Financial Condition	6/30/2025	12/31/2024	6/30/2024
Interest-bearing deposits in other banks	$62,289	$49,423	$28,433
Investment securities - available for sale, at fair value	434,506	418,625	404,758
Loans held for sale, at fair value	44,757	20,112	33,716
Loans, net:
Community Banking segment	1,513,082	1,436,226	1,369,912
Consumer Finance segment	439,005	444,085	454,921
Total assets	2,686,392	2,563,374	2,492,100
Deposits	2,256,314	2,170,860	2,106,062
Repurchase agreements	20,642	28,994	25,047
Other borrowings	125,493	93,615	93,753
Total equity	240,916	226,970	219,099

	For The		For The
	Quarter Ended		Six Months Ended
Results of Operations	6/30/2025	6/30/2024	6/30/2025	6/30/2024
Interest income	$37,407	$34,312	$73,395	$67,020
Interest expense	10,899	10,484	21,877	20,034
Provision for credit losses:
Community Banking segment	(300)	450	(200)	950
Consumer Finance segment	2,400	2,100	5,300	5,100
Noninterest income:
Gains on sales of loans	2,458	1,701	4,305	2,989
Other	7,390	5,623	13,116	11,827
Noninterest expenses:
Salaries and employee benefits	14,846	13,452	28,329	27,704
Other	9,784	8,921	19,360	17,819
Income tax expense	1,859	1,195	2,988	1,760
Net income	7,767	5,034	13,162	8,469

Fully-taxable equivalent (FTE) amounts[1]
Interest income on loans-FTE	33,768	31,460	66,196	61,096
Interest income on securities-FTE	3,530	2,977	6,876	6,075
Total interest income-FTE	37,711	34,600	73,987	67,593
Net interest income-FTE	26,812	24,116	52,110	47,559

________________________

1For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For the Quarter Ended
	6/30/2025			6/30/2024
	Average	Income/	Yield/	Average	Income/	Yield/
Yield Analysis	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Loans:
Community banking segment	$1,499,272	$20,893	5.59%	$1,359,703	$18,543	5.48%
Mortgage banking segment	45,948	731	6.38	34,240	533	6.26
Consumer finance segment	464,193	12,144	10.49	478,296	12,384	10.41
Total loans	2,009,413	33,768	6.74	1,872,239	31,460	6.76
Securities:
Taxable	342,023	2,325	2.72	337,050	1,857	2.20
Tax-exempt	120,281	1,205	4.01	119,626	1,120	3.75
Total securities	462,304	3,530	3.05	456,676	2,977	2.61
Interest-bearing deposits in other banks	48,237	413	3.43	23,239	163	2.82
Total earning assets	2,519,954	37,711	6.00	2,352,154	34,600	5.91
Allowance for credit losses	(41,284)			(40,837)
Total non-earning assets	157,307			153,002
Total assets	$2,635,977			$2,464,319

Liabilities and Equity
Interest-bearing deposits:
Interest-bearing demand deposits	$312,905	476	0.61	$321,070	476	0.60
Savings and money market deposit accounts	522,453	1,530	1.17	474,613	1,074	0.91
Certificates of deposit	830,425	7,547	3.65	751,973	7,700	4.12
Total interest-bearing deposits	1,665,783	9,553	2.30	1,547,656	9,250	2.40
Borrowings:
Repurchase agreements	23,920	85	1.43	25,113	97	1.55
Other borrowings	99,162	1,261	5.09	100,633	1,137	4.52
Total borrowings	123,082	1,346	4.38	125,746	1,234	3.93
Total interest-bearing liabilities	1,788,865	10,899	2.44	1,673,402	10,484	2.52
Noninterest-bearing demand deposits	568,372			529,608
Other liabilities	40,917			45,023
Total liabilities	2,398,154			2,248,033
Equity	237,823			216,286
Total liabilities and equity	$2,635,977			$2,464,319
Net interest income		$26,812			$24,116
Interest rate spread			3.56%			3.39%
Interest expense to average earning assets			1.73%			1.79%
Net interest margin			4.27%			4.12%

	For the Six Months Ended
	6/30/2025			6/30/2024
	Average	Income/	Yield/	Average	Income/	Yield/
Yield Analysis	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Loans:
Community banking segment	$1,483,501	$40,858	5.55%	$1,330,981	$35,874	5.42%
Mortgage banking segment	33,527	1,071	6.44	25,970	814	6.30
Consumer finance segment	464,856	24,267	10.53	476,072	24,408	10.31
Total loans	1,981,884	66,196	6.74	1,833,023	61,096	6.70
Securities:
Taxable	340,744	4,518	2.65	351,146	3,837	2.19
Tax-exempt	119,661	2,358	3.94	120,274	2,238	3.72
Total securities	460,405	6,876	2.99	471,420	6,075	2.58
Interest-bearing deposits in other banks	52,012	915	3.55	25,828	422	3.29
Total earning assets	2,494,301	73,987	5.98	2,330,271	67,593	5.83
Allowance for credit losses	(40,947)			(40,565)
Total non-earning assets	155,937			154,902
Total assets	$2,609,291			$2,444,608

Liabilities and Equity
Interest-bearing deposits:
Interest-bearing demand deposits	$322,569	1,076	0.67	$328,320	1,029	0.63
Savings and money market deposit accounts	505,926	2,735	1.09	479,629	2,135	0.90
Certificates of deposit	826,211	15,511	3.79	728,570	14,616	4.03
Total interest-bearing deposits	1,654,706	19,322	2.35	1,536,519	17,780	2.33
Borrowings:
Repurchase agreements	26,044	198	1.53	26,555	208	1.57
Other borrowings	96,394	2,357	4.89	89,539	2,046	4.57
Total borrowings	122,438	2,555	4.18	116,094	2,254	3.88
Total interest-bearing liabilities	1,777,144	21,877	2.48	1,652,613	20,034	2.44
Noninterest-bearing demand deposits	556,923			530,747
Other liabilities	40,896			44,573
Total liabilities	2,374,963			2,227,933
Equity	234,328			216,675
Total liabilities and equity	$2,609,291			$2,444,608
Net interest income		$52,110			$47,559
Interest rate spread			3.50%			3.39%
Interest expense to average earning assets			1.77%			1.73%
Net interest margin			4.21%			4.10%

	6/30/2025
Funding Sources	Capacity	Outstanding	Available
Unsecured federal funds agreements	$75,000	$—	$75,000
Borrowings from FHLB	267,278	52,000	215,278
Borrowings from Federal Reserve Bank	286,137	—	286,137
Total	$628,415	$52,000	$576,415

Asset Quality	6/30/2025	12/31/2024
Community Banking
Total loans	$1,530,275	$1,453,605
Nonaccrual loans	$1,075	$333

Allowance for credit losses (ACL)	$17,193	$17,379
Nonaccrual loans to total loans	0.07%	0.02%
ACL to total loans	1.12%	1.20%
ACL to nonaccrual loans	1,599.35%	5,218.92%
Annualized year-to-date net charge-offs to average loans	0.01%	0.01%

Consumer Finance
Total loans	$461,390	$466,793
Nonaccrual loans	$697	$614
Repossessed assets	$925	$779
ACL	$22,385	$22,708
Nonaccrual loans to total loans	0.15%	0.13%
ACL to total loans	4.85%	4.86%
ACL to nonaccrual loans	3,211.62%	3,698.37%
Annualized year-to-date net charge-offs to average loans	2.42%	2.62%

	For The		For The
	Quarter Ended		Six Months Ended
Other Performance Data	6/30/2025	6/30/2024	6/30/2025	6/30/2024
Net Income (Loss):
Community Banking	$7,116	$4,571	$12,561	$8,583
Mortgage Banking	985	376	1,416	670
Consumer Finance	539	894	765	831
Other[1]	(873)	(807)	(1,580)	(1,615)
Total	$7,767	$5,034	$13,162	$8,469

Net income attributable to C&F Financial Corporation	$7,691	$5,007	$13,059	$8,408

Earnings per share - basic and diluted	$2.37	$1.50	$4.03	$2.50
Weighted average shares outstanding - basic and diluted	3,238,765	3,343,192	3,236,849	3,357,063

Annualized return on average assets	1.18%	0.82%	1.01%	0.69%
Annualized return on average equity	13.06%	9.31%	11.23%	7.82%
Annualized return on average tangible common equity[2]	14.70%	10.72%	12.72%	9.01%
Dividends declared per share	$0.46	$0.44	$0.92	$0.88

Mortgage loan originations - Mortgage Banking	$213,523	$146,010	$327,273	$240,356
Mortgage loans sold - Mortgage Banking	196,878	135,227	303,309	221,306

________________________

1	Includes results of the holding company that are not allocated to the business segments and elimination of inter-segment activity.
2	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

Market Ratios	6/30/2025	12/31/2024
Market value per share	$61.73	$71.25
Book value per share	$74.21	$70.00
Price to book value ratio	0.83	1.02
Tangible book value per share[1]	$66.12	$61.86
Price to tangible book value ratio[1]	0.93	1.15
Price to earnings ratio (ttm)	8.17	11.86

________________________

[1]	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

			Minimum Capital
Capital Ratios	6/30/2025	12/31/2024	Requirements[3]
C&F Financial Corporation[1]
Total risk-based capital ratio	15.0%	14.1%	8.0%
Tier 1 risk-based capital ratio	12.0%	11.9%	6.0%
Common equity tier 1 capital ratio	10.8%	10.7%	4.5%
Tier 1 leverage ratio	10.0%	9.8%	4.0%

C&F Bank[2]
Total risk-based capital ratio	14.8%	13.5%	8.0%
Tier 1 risk-based capital ratio	13.6%	12.3%	6.0%
Common equity tier 1 capital ratio	13.6%	12.3%	4.5%
Tier 1 leverage ratio	11.3%	10.1%	4.0%

________________________

[1]

The Corporation, a small bank holding company under applicable regulations and guidance, is not subject to the minimum regulatory capital regulations for bank holding companies. The regulatory requirements that apply to bank holding companies that are subject to regulatory capital requirements are presented above, along with the Corporation’s capital ratios as determined under those regulations.

[2]	All ratios at June 30, 2025 are estimates and subject to change pending regulatory filings. All ratios at December 31, 2024 are presented as filed.
[3]	The ratios presented for minimum capital requirements are those to be considered adequately capitalized.

	For The Quarter Ended		For The Six Months Ended
	6/30/2025	6/30/2024	6/30/2025	6/30/2024
Reconciliation of Certain Non-GAAP Financial Measures
Return on Average Tangible Common Equity
Average total equity, as reported	$237,823	$216,286	$234,328	$216,675
Average goodwill	(25,191)	(25,191)	(25,191)	(25,191)
Average other intangible assets	(1,045)	(1,301)	(1,081)	(1,333)
Average noncontrolling interest	(652)	(602)	(696)	(656)
Average tangible common equity	$210,935	$189,192	$207,360	$189,495

Net income	$7,767	$5,034	$13,162	$8,469
Amortization of intangibles	63	65	125	130
Net income attributable to noncontrolling interest	(76)	(27)	(103)	(61)
Net tangible income attributable to C&F Financial Corporation	$7,754	$5,072	$13,184	$8,538

Annualized return on average equity, as reported	13.06%	9.31%	11.23%	7.82%
Annualized return on average tangible common equity	14.70%	10.72%	12.72%	9.01%

	For The Quarter Ended		For The Six Months Ended
	6/30/2025	6/30/2024	6/30/2025	6/30/2024
Fully Taxable Equivalent Net Interest Income[1]
Interest income on loans	$33,716	$31,407	$66,098	$60,993
FTE adjustment	52	53	98	103
FTE interest income on loans	$33,768	$31,460	$66,196	$61,096

Interest income on securities	$3,278	$2,742	$6,382	$5,605
FTE adjustment	252	235	494	470
FTE interest income on securities	$3,530	$2,977	$6,876	$6,075

Total interest income	$37,407	$34,312	$73,395	$67,020
FTE adjustment	304	288	592	573
FTE interest income	$37,711	$34,600	$73,987	$67,593

Net interest income	$26,508	$23,828	$51,518	$46,986
FTE adjustment	304	288	592	573
FTE net interest income	$26,812	$24,116	$52,110	$47,559

____________________

1	Assuming a tax rate of 21%.

	6/30/2025	12/31/2024
Tangible Book Value Per Share
Equity attributable to C&F Financial Corporation	$240,313	$226,360
Goodwill	(25,191)	(25,191)
Other intangible assets	(1,022)	(1,147)
Tangible equity attributable to C&F Financial Corporation	$214,100	$200,022

Shares outstanding	3,238,085	3,233,672

Book value per share	$74.21	$70.00
Tangible book value per share	$66.12	$61.86